Exhibit 99

For Immediate Release

The McGraw-Hill Companies Adds William D. Green to Board of Directors

NEW YORK, January 19, 2011—The McGraw-Hill Companies (NYSE: MHP) today announced that it has named William (Bill) D. Green to its Board of Directors.

Mr. Green, 57, is Chairman of Accenture, a global management consulting, technology services and outsourcing company, with approximately 211,000 people serving clients in more than 120 countries. He has served on Accenture’s Board since its inception in 2001.

“Bill has a remarkable record of achievement leading Accenture and is a well respected voice in the global business community,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies. “His wide range of management experience and insights into technology and global markets will be a tremendous benefit to the Corporation as we continue our focus on global growth and digital expansion to serve the Knowledge Economy. Bill is also highly respected for his leadership on education initiatives to improve student achievement and college readiness.”

From September 2004 through December 2010, Mr. Green served as Accenture’s Chief Executive Officer. He assumed the additional role of Chairman in 2006. During his term, Accenture grew revenue from $13.7 billion to $21.6 billion, doubled its workforce and expanded its global footprint.

Prior to serving as CEO, Mr. Green was Accenture’s chief operating officer—Client Services with overall management responsibility for the company’s operating groups. In addition, he served as group chief executive of the Communications & High Tech operating group from 1999 to 2003. He was also group chief executive of the Resources operating group for two years. Earlier in his career, Mr. Green led the Manufacturing industry group and was managing director for Accenture’s business in the United States.

Mr. Green represents Accenture in a number of external venues, including Business Roundtable, where he serves as chairman of its Education, Innovation and Workforce Initiative and previously served as chairman of The Springboard Project, an independent commission on education and workforce issues. He is co-chair of the Business Coalition for Student Achievement and is a member of the National Governors Association’s Complete to Compete National Advisory Group. He is also a member of the Business Higher Education Forum, The Business Council and the G100. Mr. Green is a frequent speaker at business, technology and academic forums around the world.

Mr. Green joined Accenture in 1977 and became a partner in 1986. He attended Dean College and is a member of its Board of Trustees. He received a bachelor of science degree in economics and a master of business administration from Babson College, as well as an honorary doctor of laws.

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About The McGraw-Hill Companies:

Founded in 1888, The McGraw-Hill Companies is a leading global education and financial information company that helps professionals and students succeed in the Knowledge Economy. Leading brands include Standard & Poor’s, McGraw-Hill Education, Platts energy information services and J.D. Power and Associates. The Corporation has approximately 21,000 employees with more than 280 offices in 40 countries. Additional information is available at http://www.mcgraw-hill.com.

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